Exhibit 99.5

MAX BERUEFFY

Senior Associate Counsel

Writer’s Direct Number: (205)268-3581

Facsimile Number: (205)268-3597

Toll-Free Number: (800)627-0220

April 26, 2016

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Gentlemen:

This opinion is submitted with respect to the Pre-Effective Amendment No. 1 to the Form S-3 Registration Statement to be filed by Protective Life Insurance Company (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, group and individual modified guaranteed annuity contracts issued by the Company and marketed under the name “Prosaver Platinum” (the “Contracts”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.                                      The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is duly authorized by the Department of Insurance of the State of Tennessee to issue the Contracts.

2.                                      The Contracts, to be issued as contemplated by the Pre-Effective Amendment No. 1 to the Form S-3 registration statement, when issued and delivered will constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Form S-3 registration statement for the Contracts.

Very truly yours,

/s/ Max Berueffy

Max Berueffy
Senior Associate Counsel